                                                                      EXHIBIT 11
                                                                      ----------

                         MCDERMOTT INTERNATIONAL, INC.
                         CALCULATION OF EARNINGS (LOSS)
                     PER COMMON AND COMMON EQUIVALENT SHARE

              (In thousands, except shares and per share amounts)

                           PRIMARY AND FULLY DILUTED


                                                    THREE                   NINE
                                                MONTHS ENDED            MONTHS ENDED
                                           ----------------------  ----------------------
                                            12/31/96    12/31/95    12/31/96    12/31/95
                                           ---------   ---------   ---------   ---------
                                                           (Unaudited)
Net Income (Loss)                          $  16,619   $   6,606   $  (3,635)  $  24,492

Less dividend requirements of preferred
 stock, Series C                              (2,066)     (2,066)     (6,199)     (6,199)
----------------------------------------------------------------------------------------
Net income (loss) for primary computation  $  14,553   $   4,540   $  (9,834)  $  18,293
========================================================================================
Weighted average number of common
 shares outstanding during the period     54,770,679  54,289,682  54,659,390  54,168,265

Common stock equivalents of stock options
 and stock appreciation rights based on
 "treasury stock" method                      39,341      38,500           -     198,711
----------------------------------------------------------------------------------------
Weighted average number of common
 shares outstanding during the period     54,810,020  54,328,182  54,659,390  54,366,976
========================================================================================
Net Income (loss) per common and
 common equivalent share: /(1)/            $    0.27   $    0.08   $   (0.18)  $    0.34
========================================================================================

/(1)/ Net Income (Loss) per common and common equivalent share assuming full dilution are the same for the periods presented.